Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 033-49956, 033-49956-99, 333-26813, 333-26813-99 and 333-127951) of El Paso Corporation of our report dated June 29, 2006, relating to the financial statements of El Paso Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas
June 29, 2006